Stan J.H. Lee, CPA

(a member firm of DMHD Hamilton Clark & Co.)

2182 Lemoine Avenue Tel) 201-681-7475

Suite 200 Fax) 815-846-7550

Fort Lee, NJ 07024

To the Board of Directors

and Management of

Terra Nostra Resources Ltd.

1530 9th Avenue S.E.

Calgary, Alberta. T2G OT7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use of our report dated January 31 , 2002 relating to the independent auditor's reports and audited financial statements of Terra Nostra Resources Ltd. as of December 31, 2001, 2000 and 1999 and for the calendar years then ended as appears in such Form 10-KSB in the Company's filings with the U.S. Securities and Exchange Commission.

/s/ Stan J.H. Lee, CPA/s/

________________________

Stan J.H. Lee, CPA

Fort Lee, New Jersey

January 31 2002